Exhibit 99.4

ARIAD Pharmaceuticals, Inc.
125 Binney Street
Cambridge, Massachusetts 02142

January 9, 2017

To: Wells Fargo Bank, National Association

150 E. 42nd St., 40th Floor,

New York, NY 10017,

Attention: Corporate Trust Services — Administrator for ARIAD Pharmaceuticals, Inc.

To: Holders of 3.625% Convertible Senior Notes due 2019 (the “Notes”) issued by ARIAD Pharmaceuticals, Inc.; CUSIP: 04033AAA8.

Re: Notice of Conversion Right

Dear Noteholder, Trustee and Conversion Agent:

Pursuant to Section 15.01(b)(iii) and Section 15.03(b) of the Indenture, dated as of June 17, 2014, between ARIAD Pharmaceuticals, Inc. (the “Company” or “we”) and Wells Fargo Bank, National Association, as Trustee (the “Indenture”), the Company hereby notifies you that, on January 8, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Takeda Pharmaceutical Company Limited,  (“Parent”), a corporation organized under the laws of Japan, and Kiku Merger Co., Inc. (“Merger Sub”), a Delaware corporation and an indirect wholly-owned subsidiary of Parent.

Capitalized terms used but not otherwise defined herein shall have their respective meanings set forth in the Indenture.

Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof:

•                  Merger Sub will commence a tender offer (the “Offer”) no later than January 24, 2017, to acquire all of the outstanding shares of common stock of the Company (the “Shares”), $0.001 par value per share, at a purchase price of $24 per share (the “Offer Price”) in cash, net of applicable withholding taxes and without interest;

•                  As soon as practicable following the completion of the Offer, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent;

•                  The Merger will be governed by Section 251(h) of the Delaware General Corporation Law, as amended (“DGCL”), and effected without a vote of the Company stockholders.

•                  As a result of the Merger, each Share (other than as Shares (i) owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time , (ii) owned by the Company or any direct or indirect wholly-owned subsidiary of the Company or held in the Company’s treasury or (iii) held by a holder who is entitled to appraisal and who has properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL, or as otherwise provided with respect to the Company equity awards) will be converted automatically into the right to receive the Offer Price in cash, net of applicable withholding taxes and without interest;

•                  Pursuant to the Merger Agreement, Merger Sub is required to commence the Offer as promptly as practicable (but in no event later than 10 business days) after the date of the Merger Agreement; the Offer will remain open for a minimum of 20 business days, but may be extended under specified circumstances. If the Offer is not extended, the Company expects the Effective Date to occur on February 15, 2017. The Company is providing this notice of an anticipated Effective Date solely to comply with its obligations under Section 15.03(b) of the Indenture. Consummation of the Merger, however, remains subject to the satisfaction of certain specified conditions under the Merger Agreement.  As the actual Effective Date cannot yet be determined, the Company shall provide a supplemental notice as soon as reasonably practicable following the Company’s determination of the actual Effective Date.

Pursuant to Section 15.01(b) of the Indenture, the Notes are currently convertible at a Conversion Rate of 107.5095 shares of Common Stock per $1,000 principal amount of Notes (which is equal to a Conversion Price of approximately $9.30 per share of Common Stock).

The closing of the Offer will constitute both a Fundamental Change and a Make-Whole Fundamental Change under the terms of the Indenture. Upon the occurrence of the Fundamental Change, the Company shall offer to repurchase the Notes from each Noteholder for cash at a repurchase price equal to 100% of the principal amount of the Notes, together with accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date.

In addition, as a result of the Make-Whole Fundamental Change, the Conversion Rate of the Notes is expected to temporarily increase. The Conversion Rate increase will be calculated by straight-line interpolation using the Make-Whole Conversion Rate Adjustment Table set forth in Section 15.03 of the Indenture, taking into account the Offer Price and the closing date of the Offer.

The temporarily increased Conversion Rate of the Notes will only be available if the Notes are surrendered for conversion between (a) the closing of the Offer and (b) on or before the Business Day immediately prior to the Fundamental Change Repurchase Date.

If you have any additional questions about the impact of the transactions contemplated by the Merger Agreement on your outstanding Notes, please contact Manmeet Soni of the Company, at 617-503-7298 or Manmeet.soni@ariad.com.

Sincerely,
/s/ Paris Panayiotopoulos
Name: Paris Panayiotopoulos
Title: President and CEO

cc: Raymond Delli Colli
Wells Fargo Bank, National Association

Additional Information

The Offer referred to in this notice has not yet commenced. This notice does not constitute an offer to purchase or the solicitation of an offer to sell any securities. At the time the Offer is commenced, Takeda and its wholly owned subsidiary, Merger Sub, intend to file with the SEC a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and the Company intends to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer. Takeda, Merger Sub and the Company intend to mail these documents to the Company’s stockholders. Investors and stockholders should read those filings carefully when they become available as they will contain important information about the tender offer. Those documents may be obtained without charge at the SEC’s website at www.sec.gov. The offer to purchase and related materials may also be obtained (when available) for free by contacting the information agent for the tender offer.

Cautionary Statement Regarding Forward-Looking Statements

This notice contains forward-looking information related to Takeda, the Company and the proposed acquisition of the Company by Takeda that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Forward-looking statements in this document include, among other things, statements about the potential benefits of the proposed acquisition, anticipated earnings accretion and growth rates, Takeda’s and the Company’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Takeda and the Company, the Company’s products, the Company’s pipeline assets, and the anticipated timing of closing of the acquisition. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as to how many of the Company’s stockholders will tender their shares in the tender offer and the possibility that the acquisition does not close; risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Takeda’s common stock and on Takeda’s operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; the uncertainties inherent in research and development, including the ability to sustain and increase the rate of growth in revenues for the Company’s products despite increasing competitive, reimbursement and economic challenges; whether and when any drug applications may be filed in any jurisdictions for any indications or any additional indications for the Company’s products or for the Company’s pipeline assets; whether and when the FDA or any other applicable regulatory authorities may approve any such applications, which will depend on its assessment of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted; decisions by the FDA or other regulatory authorities regarding labeling and other matters that could affect the availability or commercial potential of the Company’s products and the Company’s pipeline assets; and competitive developments. Other factors that may cause actual results to differ materially include those set forth in the reports that the Company files from time to time with the SEC, including its annual report on Form 10-K for the fiscal year ended December 31, 2015 and quarterly and current reports on Form 10-Q and 8-K, as well as the Tender Offer Statement on Schedule TO and other tender offer documents filed by Parent and Merger Sub. Many of these factors are beyond Takeda’s and the Company’s control.  Unless otherwise required by applicable law, the Company disclaims any intention or obligation to update forward-looking statements contained in this document as the result of new information or future events or developments.